Diversified
Futures
Fund III

December 31, 1996
Annual Report

                                                              [LOGO] DEAN WITTER

DEAN WITTER
Two World Trade Center
62nd Floor
New York, NY 10048
Telephone (212) 392-8899

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
ANNUAL REPORT
1996

Dear Limited Partner:

  This marks the seventh annual report for the Dean Witter Diversified Futures Fund III L.P. ( the "Fund"). The Fund began the year at a Net Asset Value per Unit of $1,581.75 and decreased by 4.7% to $1,506.89 at December 31, 1996. The Fund has increased by 50.7% since it began trading in November 1990 (a compound annualized return of 6.9%).

  Losses were recorded during January primarily as a result of long positions in energy futures as gas and oil prices reversed lower after an upward move late in 1995. Smaller losses were recorded in agricultural futures. Trading gains experienced in currencies from short Japanese yen, German mark and Swiss franc positions offset a majority of these losses. Significant losses were recorded in February as a result of a series of sharp trend reversals in the value of the Japanese yen and major European currencies. Additional losses were recorded in the energy markets, as a result of inconsistent price movement, and in global interest rate futures as a result of a sharp reversal in the previous upward move. Small gains were recorded in March from newly established long positions in the energy markets as oil and gas futures prices finished the month higher.

  Trading gains posted during April were recorded from short positions in the German mark and Swiss franc as the value of these currencies moved lower relative to the U.S. dollar. Smaller gains were recorded from trading in the agricultural and energy futures markets. Sharp trend reversals in a majority of the markets traded resulted in losses during May. The most significant losses were recorded in metals from long copper futures positions as prices moved dramatically lower on May 17 and 20. During June, global interest rate and stock index futures prices moved in a choppy pattern, resulting in losses for the Fund. Smaller losses were recorded in the agricultural markets. A portion of these losses was offset by gains from short copper futures positions as prices moved dramatically lower on news of significant losses in copper by Sumitomo Corporation.

  During July, long German mark and Swiss franc positions profited from an upward move in the value of these currencies relative to the U.S. dollar. Additional gains were recorded during July from long global interest rate futures positions. Trend reversals and choppy movement in the currency markets resulted in losses for the Fund during August. Smaller losses were recorded from trading in agricultural commodities and metals. Gains from long energy futures positions offset a portion of these losses. A strong upward move in global interest rate futures prices during September resulted in gains for the Fund's long positions. Additional gains were recorded in the energy markets as oil and gas prices continued to trend higher.

  Gains were recorded during October and November from long British pound positions as the value of the pound surged higher relative to the U.S. dollar. Additional gains were recorded as long global interest rate futures positions profited from a continued upward price trend. A small portion of these gains was offset by losses experienced during October in the energy markets, and during November as a result of choppy movement in agricultural futures prices. Losses were recorded during December as a result of sudden and dramatic reversal in global interest rate futures prices early in the month. Additional losses were recorded as the value of the British pound decreased sharply during the first week of December.

  The intermediate to long-term trend following trading methodology of the Fund's sole trading advisor, Dean Witter Futures & Currency Management, Inc. ("DWFCM"), was hurt by price volatility in energies and agricultural commodities during much of 1996. This factor, coupled with sharp trend reversals in currencies and global bond futures in February and December when positions in these areas were significant, resulted in overall losses for the year despite a better than 20% increase during the three month period September-November. While such results are frustrating, we remain confident in DWFCM's time tested methodology and in its ability to rebound as it has over previous long-term periods.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048 or your Dean Witter Account Executive.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

    Sincerely,


    /s/ Mark J. Hawley
    Mark J. Hawley
    President
    Demeter Management Corporation
    General Partner

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
INDEPENDENT AUDITORS' REPORT

The Limited Partners and the General Partner:

We have audited the accompanying statements of financial condition of Dean Witter Diversified Futures Fund III L.P. (the "Partnership") as of December 31, 1996 and 1995 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter Diversified Futures Fund III L.P. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

February 17, 1997
New York, New York

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
STATEMENTS OF FINANCIAL CONDITION

                                                         DECEMBER 31,
                                                    ----------------------
                                                       1996       1995
                                                    ---------- -----------
                                                        $           $
                                  ASSETS
Equity in Commodity futures trading
 accounts:
 Cash                                               79,927,495  95,976,883
 Net unrealized gain on open contracts               1,118,317   5,917,996
                                                    ---------- -----------
 Total Trading Equity                               81,045,812 101,894,879
Interest receivable (DWR)                              274,540     357,564
Due from DWR                                               --      160,019
                                                    ---------- -----------
 Total Assets                                       81,320,352 102,412,462
                                                    ========== ===========
                    LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
 Redemptions payable                                   938,829   1,377,212
 Accrued management fee (DWFCM)                        204,690     257,680
 Accrued brokerage commissions (DWR)                   100,576     361,211
 Administrative expenses payable                        97,983     167,603
 Accrued transaction fees and costs                     15,691      35,174
                                                    ---------- -----------
 Total Liabilities                                   1,357,769   2,198,880
                                                    ---------- -----------
PARTNERS' CAPITAL
 Limited Partners (52,062.498 and 62,353.870 Units,
   respectively)                                    78,452,540  98,628,520
 General Partner (1,002.091 Units)                   1,510,043   1,585,062
                                                    ---------- -----------
 Total Partners' Capital                            79,962,583 100,213,582
                                                    ---------- -----------
 Total Liabilities and Partners' Capital            81,320,352 102,412,462
                                                    ========== ===========
NET ASSET VALUE PER UNIT                              1,506.89    1,581.75
                                                    ========== ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
STATEMENTS OF OPERATIONS

                                        FOR THE YEARS
                                            ENDED
                                         DECEMBER 31,
                               ----------------------------------
                                  1996        1995        1994
                               ----------  ----------  ----------
                                   $           $           $
REVENUES
Trading Profit (Loss):
 Realized                       5,496,387  15,303,022  10,755,285
 Net change in unrealized      (4,799,679) (9,312,580)  4,602,577
                               ----------  ----------  ----------
  Total Trading Results           696,708   5,990,442  15,357,862
Interest income (DWR)           3,339,973   4,918,997   3,995,221
                               ----------  ----------  ----------
  Total Revenues                4,036,681  10,909,439  19,353,083
                               ----------  ----------  ----------
EXPENSES
Brokerage commissions (DWR)     6,272,319   9,754,458   9,540,891
Management fee (DWFCM)          2,579,203   3,412,913   3,588,253
Transaction fees and costs        509,927     929,298     952,522
Administrative expenses            84,000      26,000      78,000
Incentive fee (DWFCM)                 --      724,383         --
                               ----------  ----------  ----------
  Total Expenses                9,445,449  14,847,052  14,159,666
                               ----------  ----------  ----------
NET INCOME (LOSS)              (5,408,768) (3,937,613)  5,193,417
                               ==========  ==========  ==========
NET INCOME (LOSS) ALLOCATION:
Limited Partners               (5,333,749) (3,871,218)  5,101,508
General Partner                   (75,019)    (66,395)     91,909
NET INCOME (LOSS) PER UNIT:
Limited Partners                   (74.86)     (66.26)      91.72
General Partner                    (74.86)     (66.26)      91.72

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                              UNITS OF
                             PARTNERSHIP    LIMITED     GENERAL
                              INTEREST     PARTNERS     PARTNER      TOTAL
                             -----------  -----------  ---------  -----------
                                               $           $           $
Partners' Capital, December
31, 1993                      90,015.276  138,530,684  1,559,548  140,090,232
Net Income                           --     5,101,508     91,909    5,193,417
Redemptions                  (18,651.677) (27,675,634)       --   (27,675,634)
                             -----------  -----------  ---------  -----------
Partners' Capital,
December 31, 1994             71,363.599  115,956,558  1,651,457  117,608,015
Net Loss                             --    (3,871,218)   (66,395)  (3,937,613)
Redemptions                   (8,007.638) (13,456,820)       --   (13,456,820)
                             -----------  -----------  ---------  -----------
Partners' Capital,
December 31, 1995             63,355.961   98,628,520  1,585,062  100,213,582
Net Loss                             --    (5,333,749)   (75,019)  (5,408,768)
Redemptions                  (10,291.372) (14,842,231)       --   (14,842,231)
                             -----------  -----------  ---------  -----------
Partners' Capital,
December 31, 1996             53,064.589   78,452,540  1,510,043   79,962,583
                             ===========  ===========  =========  ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
STATEMENTS OF CASH FLOWS

                                            FOR THE YEARS
                                                ENDED
                                            DECEMBER 31,
                                 -------------------------------------
                                    1996         1995         1994
                                 -----------  -----------  -----------
                                      $            $            $
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income (loss)                 (5,408,768)  (3,937,613)   5,193,417
Noncash item included in net
  income (loss):
 Net change in unrealized          4,799,679    9,312,580   (4,602,577)
(Increase) decrease in operat-
  ing assets:
 Interest receivable (DWR)            83,024      100,529     (170,708)
 Due from DWR                        160,019     (160,019)         --
Increase (decrease) in
  operating liabilities:
 Accrued management fee (DWFCM)      (52,990)     (44,671)     (56,926)
 Accrued brokerage commissions
   (DWR)                            (260,635)      40,759      (79,988)
 Administrative expenses
   payable                           (69,620)     (11,237)     (35,222)
 Accrued transaction fees and
   costs                             (19,483)      13,180       (6,915)
 Incentive fee payable (DWFCM)           --           --      (580,198)
                                 -----------  -----------  -----------
Net cash provided by (used for)
  operating activities              (768,774)   5,313,508     (339,117)
                                 -----------  -----------  -----------
CASH FLOWS FROM
  FINANCING ACTIVITIES
Increase (decrease) in
  redemptions payable               (438,383)    (213,435)     189,919
Redemptions of units             (14,842,231) (13,456,820) (27,675,634)
                                 -----------  -----------  -----------
Net cash used for financing
  activities                     (15,280,614) (13,670,255) (27,485,715)
                                 -----------  -----------  -----------
Net decrease in cash             (16,049,388)  (8,356,747) (27,824,832)
Balance at beginning of period    95,976,883  104,333,630  132,158,462
                                 -----------  -----------  -----------
Balance at end of period          79,927,495   95,976,883  104,333,630
                                 ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter Diversified Futures Fund III L.P. (the "Partnership") was organized to engage in speculative trading of commodity futures and futures related contracts including forward contracts on foreign currencies. The general partner is Demeter Management Corporation ("Demeter"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). The trading manager is Dean Witter Futures & Currency Management Inc. ("DWFCM"). DWR, DWFCM and Demeter are wholly-owned subsidiaries of Dean Witter, Discover & Co. ("DWD").

Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

REVENUE RECOGNITION--Commodity futures contracts and other commodity interests are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays the Partnership interest income based upon 80% of the average daily Net Assets for the month at a rate equal to the average yield on 13-Week U.S. Treasury Bills issued during such month. For purposes of such interest payments, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because the Partnership has a master netting agreement with DWR.

BROKERAGE COMMISSIONS AND RELATED TRANSACTION FEES AND COSTS--The Partnership accrues brokerage commissions on a half-turn basis at 80% of DWR's

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

published non-member rates. Transaction fees and costs are accrued on a half-turn basis.

Prior to September 1, 1996, brokerage commissions were capped at 3/4 of 1% per month of the Partnership's Net Assets as defined in the Limited Partnership Agreement.

Effective September 1, 1996, brokerage commissions and transaction fees chargeable to the Partnership have been capped at 13/20 of 1% per month of the Partnership's month-end Net Assets (as defined in the Limited Partnership Agreement).

OPERATING EXPENSES--The Partnership bears all operating expenses related to its trading activities, to a maximum of 3/5 of 1% annually of the Partnership's average month-end Net Assets. These include filing fees, clerical, administrative, auditing, accounting, mailing, printing, and other incidental operating expenses as permitted by the Limited Partnership Agreement. In addition, the Partnership incurs a monthly management fee and may incur an incentive fee. Demeter bears all other operating expenses.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS--Distributions, other than on redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

REDEMPTIONS--Limited Partners are able to redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of any month upon five business days advance notice by redemption form to Demeter.

DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2025 or at an earlier date if certain conditions set forth in the Limited Partnership Agreement occur.

2. RELATED PARTY TRANSACTIONS

Under its Customer Agreement with DWR, the Partnership pays brokerage commissions to DWR as described in Note 1. The Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1.

Demeter, on behalf of the Partnership and itself, has entered into a Management Agreement with DWFCM to make all trading decisions for the Partnership.

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Compensation to DWFCM by the Partnership consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The management fee is accrued daily at the rate of 1/4 of 1% per month of the Net Assets, as defined in the Management Agreement, at each month-end.

INCENTIVE FEE--The Partnership will pay a quarterly incentive fee to DWFCM equal to 15% of the "Trading Profits", as defined in the Management Agreement, earned by the Partnership as of the end of each calendar quarter. Such incentive fee is accrued in each month in which "Trading Profits" occur. In those months in which "Trading Profits" are negative, previous accruals, if any, during the incentive period will be reduced.

3. FINANCIAL INSTRUMENTS

The Partnership trades futures and forward contracts in interest rates, stock indices, commodities, currencies, petroleum, and precious metals. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996 and 1995, open contracts were:

                                                CONTRACT OR NOTIONAL AMOUNT
                                                ---------------------------
                                                    1996          1995
                                                ------------- -------------
                                                      $             $
EXCHANGE-TRADED CONTRACTS
Financial Futures:
 Commitments to Purchase                                  --    454,963,000
Commodity Futures:
 Commitments to Purchase                           13,206,000   213,042,000
 Commitments to Sell                               40,027,000    32,460,000
Foreign Futures:
 Commitments to Purchase                           43,199,000   344,932,000
 Commitments to Sell                               80,268,000    24,415,000
OFF-EXCHANGE-TRADED FORWARD CURRENCY CONTRACTS
 Commitments to Purchase                          220,399,000   326,200,000
 Commitments to Sell                              284,187,000   367,996,000

A portion of the amounts indicated as off-balance-sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

commitments are economically offsetting, but are not offset in the forward market until the settlement date.

The unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled $1,118,317 and $5,917,996 at December 31, 1996 and 1995,
respectively.

Of the $1,118,317 net unrealized gain on open contracts at December 31, 1996, $2,867,245 related to exchange-traded futures contracts and $(1,748,928) related to off-exchange-traded forward currency contracts. Of the $5,917,996 net unrealized gain on open contracts at December 31, 1995, $9,641,493 related to exchange-traded futures contracts and $(3,723,497) related to off-exchange-traded forward currency contracts.

Exchange-traded futures contracts held by the Partnership at December 31, 1996 and 1995 mature through June 1997 and September 1996, respectively. Off-exchange-traded forward currency contracts held by the Partnership at December 31, 1996 and 1995 mature through February 1997 and February 1996, respectively. The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Statements of Financial Condition.

The Partnership also has credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnership's assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnership's exchange traded-futures contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts including an amount equal to the net unrealized gain on all open futures contracts, which funds totaled $82,794,740 and $105,618,376 at December 31, 1996 and 1995, respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


For the years ended December 31, 1996 and 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                       1996
                              -----------------------
                                ASSETS    LIABILITIES
                              ----------- -----------
                                   $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures            105,297,000  55,515,000
 Commodity Futures             48,290,000  34,261,000
 Foreign Futures              150,041,000  54,933,000
OFF-EXCHANGE-TRADED
  FORWARD CURRENCY CONTRACTS  254,647,000 280,645,000
                                       1995
                              -----------------------
                                ASSETS    LIABILITIES
                              ----------- -----------
                                   $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures            165,445,000  94,695,000
 Commodity Futures             92,412,000  37,958,000
 Foreign Futures              193,090,000  59,182,000
OFF-EXCHANGE-TRADED
  FORWARD CURRENCY CONTRACTS  257,496,000 334,972,000

4. LEGAL MATTERS

On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, DWFCM, Demeter, DWD (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnership, certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Similar purported class actions were also filed on September 18 and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interest in various limited partnership commodity pools, including the Partnership sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as

DEAN WITTER DIVERSIFIED FUTURES FUND III L.P.
NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

defendants. The Dean Witter Parties believe that they and the Partnership have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnership.

DEAN WITTER REYNOLDS INC.
Two World Trade Center
62nd Floor
New York, NY 10048
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